UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): March 30, 2009
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 30, 2009, the Compensation Committee of the Board of Directors of ION Geophysical Corporation (the “Company”) approved the Company’s 2009 Variable Payment Plan (the “Plan”). The Plan was established to align current employees of the Company and its subsidiaries to accomplish and share in the achievement of established financial goals of ION during 2009.
     The Company is implementing a salary reduction program (the “Salary Reduction Program”), to become effective in or after April 2009, whereby the base salaries for affected employees will be reduced by 12% for the Company’s Chief Executive officer, Chief Operating Officer and Chief Financial Officer, 10% for other executives and management, and 5% for most other employees.
     Under the Plan, every participating employee has the opportunity to earn a Plan payment equal to an amount up to 110% of the aggregate sum resulting from subtracting (a) the employee’s reduced base salary per pay period actually received by the employee during the period from the Plan effective date to December 31, 2009, from (b) the employee’s base salary per pay period immediately before the Plan effective date. To the extent that a participating eligible employee does not receive a Plan payment in the full 110% amount as described, the employee may be granted a special allotment of paid vacation days (in addition to their regular vacation) equal in value to such shortfall, but not to exceed a maximum of three weeks (15 days). These special vacation days must be taken by the employee within a two-year period, commencing on March 1, 2010 and ending on February 29, 2012. Any termination of employment for any reason during the two-year period will cause any remaining special vacation days to terminate. No payments will be made in lieu of taking the special allotted vacation days, and employees may not “sell back” to the Company special allotted vacation days. If an employee’s employment with the Company terminates for any reason with an unused balance of these special vacation days, the employee will not be eligible to receive a cash equivalent. Vacation days taken by an employee during the two-year period will be charged first against the employee’s available unused regular vacation time and, to the extent the employee has no regular vacation time available, then from the employee’s special vacation day allotment.
     Payments may be made under the Plan only if the Company achieves the level of consolidated Adjusted EBITDA defined by ION’s 2009 operating plan approved by the Board of Directors during 2009, and management and the Compensation Committee determines that the Company has sufficient levels of liquidity to make the payments. The computation of awards generated under the Plan must be approved by the Compensation Committee. Any awards to be made under the Plan will be paid prior to payment of awards under the ION 2009 Incentive Compensation Plan.
     All persons who are employed by the Company as of the Plan effective date (including the Named Executive Officers under the Company’s proxy statement) are eligible to participate in the Plan. Employees with a hire date on or after the Plan effective date are not eligible to participate in the Plan. Temporary employees, contractors and consultants are also not eligible to participate in the Plan. Employees must be active and on the Company’s payroll at the time of actual payment of awards under the Plan in order to be eligible to receive an award under the Plan. Performance under the Plan is measured on the fiscal (calendar) 2009 year. Notwithstanding anything to the contrary in the Plan, eligibility under the Plan is subject to management’s discretion.
     The Plan is independent of the ION 2009 Incentive Compensation Plan, and all payments under the Plan shall be calculated and reflected in the Company’s financial results prior to consideration of results for and payments under the ION 2009 Incentive Compensation Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2009	ION GEOPHYSICAL CORPORATION
	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

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